EXHIBIT 99.1
Fidelity National Title Group, Inc. Reports Third Quarter 2005 EPS of $0.98
     Jacksonville, Fla. — (October 26, 2005) — Fidelity National Title Group, Inc. (NYSE:FNT), the nation’s largest title insurance company and a majority-owned subsidiary of Fidelity National Financial, Inc. (NYSE:FNF), today reported operating results for the three-month and nine-month periods ended September 30, 2005.

3rd Quarter 2005	3rd Quarter 2004
Net Earnings	Net Earnings
$169.7 million	$135.9 million
$0.98 per diluted share	$0.78 per diluted share

Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Net Earnings	Net Earnings
$412.6 million	$413.2 million
$2.38 per diluted share	$2.38 per diluted share
•	Total revenue for the third quarter of 2005 was $1.78 billion, compared with $1.56 billion for the third quarter of 2004

•	Total title and escrow revenue was $1.73 billion for the third quarter of 2005 versus $1.53 billion in the third quarter of 2004

•	Direct title premiums were $626 million for the third quarter of 2005 compared with direct title premiums of $504 million for the third quarter of 2004

•	Escrow and other title related fees were $325 million for the third quarter of 2005 versus $266 million for the third quarter of 2004

•	Agency title premiums were $779 million for the third quarter of 2005 compared with agency title premiums of $762 million for the third quarter of 2004

(In thousands)	3rd Quarter 2005	3rd Quarter 2004
Agency Title Premiums	$779,117	$761,712
Agent Commissions	612,139	595,523
Net	166,978	166,189
Agent Commission %	78.6%	78.2%
•	The total provision for claim losses was $104 million for the third quarter of 2005 compared with $69 million for the third quarter of 2004

•	Interest expense for the third quarter of 2005 was $5 million compared with $1 million for the third quarter of 2004

•	Cash flow from operations was $204 million for the third quarter of 2005 and $595 million for the first nine months of 2005
     “This was a great financial quarter as we begin operating as a publicly traded company,” said Chief Executive Officer Raymond R.Quirk. “We produced $0.98 in earnings per share and more than $200 million in cash flow from operations. Order volumes were solid and we were able to make some necessary headcount reductions late in the quarter as we enter the normally seasonally slower fourth quarter. We will remain focused on staffing and productivity in order to maximize the margins we earn in the business.”
     The following table depicts monthly direct orders opened and closed in the title and escrow business for the third quarter of both 2005 and 2004:

Month	Direct Orders Opened	Direct Orders Closed	Closing %
July 2005	261,200	192,000	74%
August 2005	295,800	218,900	74%

Month	Direct Orders Opened	Direct Orders Closed	Closing %
September 2005	264,700	192,000	73%

Third Quarter 2005	821,700	602,900	73%

Month	Direct Orders Opened	Direct Orders Closed	Closing %
July 2004	246,600	182,900	74%
August 2004	256,100	182,100	71%
September 2004	253,800	177,200	70%

Third Quarter 2004	756,500	542,200	72%

     The following table depicts monthly commercial direct orders opened and closed in the title and escrow business for the third quarter of both 2005 and 2004:

	Open Commercial	Closed Commercial	Commercial Revenue	Commercial Fee Per
	Orders	Orders	(In thousands)	File
3rd Quarter 2005	15,100	9,000	$73,200	$8,100
3rd Quarter 2004	14,000	9,100	$58,800	$6,400
     Fidelity National Title Group, Inc. is the nation’s largest title insurance company. The Company’s title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — issue approximately 31 percent of all title insurance policies in the United States. Through its direct operations and agencies, the Company provides title insurance in 49 states, the District of Columbia, Guam, Mexico, Puerto Rico, the U.S. Virgin Islands and Canada. In 2005, FNT also acquired Service Link, a leading provider of title and closing services to major financial institutions and lenders, including six of the top 10 lending institutions in the United States ranked by loan origination volume. More information about Fidelity National Title Group can be found at www.fntg.com

     FNT is a majority-owned subsidiary of Fidelity National Financial Inc., number 261 on the Fortune 500 and a provider of products and outsourced services and solutions to financial institutions and the real estate industry. More information about FNF can be found at www.fnf.com.
     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.
SOURCE: Fidelity National Title Group, Inc.
CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations,
904-854-8120, dkmurphy@fnf.com

FIDELITY NATIONAL TITLE GROUP, INC.
SUMMARY OF EARNINGS
(In thousands, except per share amounts and order information)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Direct title premiums	$626,178	$504,356	$1,643,574	$1,491,375
Agency title premiums	779,117	761,712	2,083,317	2,110,142

Total title premiums	1,405,295	1,266,068	3,726,891	3,601,517
Escrow and other title-related fees	324,910	265,891	868,375	779,910

Total title and escrow	1,730,205	1,531,959	4,595,266	4,381,427

Interest and investment income	31,636	17,386	77,066	45,549
Realized gains and losses	3,583	551	25,505	17,595
Other	11,461	12,734	31,481	34,307

Total revenue	1,776,885	1,562,630	4,729,318	4,478,878

Personnel costs	511,325	429,808	1,415,928	1,267,871
Other operating expenses	248,751	227,119	699,844	640,290
Agent commissions	612,139	595,523	1,617,260	1,651,066
Depreciation and amortization	23,818	24,907	73,207	69,100
Claim loss expense	103,612	69,495	254,289	194,505
Interest expense	4,669	830	5,393	3,086

Total expenses	1,504,314	1,347,682	4,065,921	3,825,918

Earnings before income taxes	272,571	214,948	663,397	652,960
Income tax expense	102,137	78,671	248,774	238,983
Minority interest	700	354	1,992	809

Net earnings	$169,734	$135,923	$412,631	$413,168

Net earnings per share – basic	$0.98	$0.78	$2.38	$2.38

Net earnings per share – diluted	$0.98	$0.78	$2.38	$2.38

Weighted average shares – basic (1)	173,520	173,520	173,520	173,520

Weighted average shares – diluted (1)	173,520	173,520	173,520	173,520

Direct operations orders opened	821,700	756,500	2,398,900	2,445,700
Direct operations orders closed	602,900	542,200	1,651,800	1,708,100
Fee Per File	$1,508	$1,397	$1,469	$1,301
(1) Net earnings per share is a pro forma presentation based on the distribution of 173,520 shares on October 17, 2005

FIDELITY NATIONAL TITLE GROUP, INC.
SUMMARY BALANCE SHEET INFORMATION
(In thousands, except per share amounts)

	September 30,	December 31,
	2005	2004
	Unaudited	Unaudited
Cash and investment portfolio	$3,873,134	$3,087,903
Goodwill	1,074,017	959,600
Capitalized software	69,066	77,322
Other intangible assets	49,519	38,797
Total assets	6,042,067	5,074,091
Notes payable	657,076	22,390
Reserve for claim losses	1,025,718	980,746
Secured trust deposits	1,004,122	735,295
Total stockholders’ equity	2,396,669	2,676,756
Book value per share	13.81	15.43
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